As filed with the Securities and Exchange Commission on August 16, 2018

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CUSHMAN & WAKEFIELD plc

(Exact Name of Registrant as Specified in Its Charter)

England and Wales	6500	98-1193584
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

125 Old Broad Street

London, United Kingdom, EC2N 1AR

Telephone: +44 20 3296 3000

(Address including zip code, telephone number, including area code, of Registrant’s Principal Executive Offices)

DTZ JERSEY HOLDINGS LIMITED MANAGEMENT EQUITY INCENTIVE PLAN

DTZ JERSEY HOLDINGS LIMITED RESTRICTED STOCK UNIT AWARD AGREEMENT

CUSHMAN & WAKEFIELD PLC 2018 OMNIBUS MANAGEMENT SHARE AND CASH INCENTIVE PLAN

CUSHMAN & WAKEFIELD PLC 2018 OMNIBUS NON-EMPLOYEE DIRECTOR SHARE AND CASH INCENTIVE PLAN

(Full Title of the Plan)

Brett Soloway

Cushman & Wakefield

225 West Wacker Drive

Chicago, Illinois 60606

Telephone: (312) 470-1800

(Name, address including zip code, telephone number, including area code, of agent for service)

copies to:

Arthur Kohn

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

(212) 225-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to Be Registered(1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, $0.10 nominal value	3,156,758(3)	$10.00	$31,567,580(7)	$3,930.16
	1,096,658(3)	$12.00	$13,159,896(8)	$1,638.41
	606,474(3)	$17.00	$10,310,058(9)	$1,283.60
Ordinary shares, $0.10 nominal value	10,492,618(4)	$18.03	$189,181,902.54(10)	$23,553.15
Ordinary shares, $0.10 nominal value	9,800,000(5)	$18.03	$176,694,000(10)	$21,998.40
Ordinary shares, $0.10 nominal value	200,000(6)	$18.03	$3,606,000(10)	$448.95
TOTAL	25,352,508	—	$424,519,436.54	$52,852.67

(1)

Represents ordinary shares, nominal value $0.10 per share (the “Ordinary Shares”) of Cushman & Wakefield plc (the “Registrant”) issuable in connection with equity awards under the DTZ Jersey Holdings Limited Management Equity Incentive Plan (the “MEIP”), DTZ Jersey Holdings Limited Restricted Stock Unit Award agreements (the “RSU Agreements”), the Cushman & Wakefield plc 2018 Omnibus Management Share and Cash Incentive Plan (the “Management Plan”), and the Cushman & Wakefield plc 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan (the “Non-Employee Director Plan”).

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares that become issuable under the applicable plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of the Registrant’s outstanding Ordinary Shares.

(3)	Represents Ordinary Shares issuable in connection with non-qualified stock options (the “Options”) granted under the MEIP.
(4)	Represents Ordinary Shares issuable in connection with awards of restricted stock units granted pursuant to an RSU Agreement.
(5)	Represents Ordinary Shares available for future issuance under the Management Plan.
(6)	Represents Ordinary Shares available for future issuance under the Non-Employee Director Plan.
(7)

Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h) under the Securities Act, based upon the exercise price of $10.00 of the Options granted under the MEIP.

(8)

Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h) under the Securities Act, based upon the exercise price of $12.00 of the Options granted under the MEIP.

(9)

Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h) under the Securities Act, based upon the exercise price of $17.00 of the Options granted under the MEIP.

(10)

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Ordinary Shares of the Registrant as reported on the New York Stock Exchange on August 14, 2018, which was $18.03 (the “Reported Price”).

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering 4,859,890 Ordinary Shares of the Registrant subject to outstanding Options granted under the DTZ Jersey Holdings Limited Management Equity Incentive Plan, 10,492,618 Ordinary Shares subject to outstanding restricted stock units granted pursuant to an RSU Agreement, and 9,800,000 and 200,000 Ordinary Shares of the Registrant which may be issued under the Cushman & Wakefield plc 2018 Omnibus Management Share and Cash Incentive Plan and the Cushman & Wakefield plc 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan, respectively.

Any shareholder who holds shares of the Registrant’s Ordinary Shares registered hereunder is a party to the Management Stockholders’ Agreement, which limits his or her ability transfer, sell, assign, pledge, hypothecate or encumber any of the Ordinary Shares then-currently owned by such shareholder, subject to certain limited exceptions, until the Management Stockholders’ Agreement terminates or the Registrant waives such restrictions.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the recipients of the applicable awards, as required by Rule 428 under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which previously have been filed by the Registrant with the Commission, are incorporated herein by reference and made a part hereof:

1.

The Registrant’s prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended, in connection with the Registrant’s Registration Statement on Form S-1 (File No. 333-225742), originally filed with the Commission on June 20, 2018, and subsequently amended (the “424(b) Prospectus”);

2.	The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38611), filed with the Commission on July 30, 2018; and

3.	The Registrant’s current report on Form 8-K dated August 6, 2018 and filed on August 9, 2018.

4.

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Registrant’s articles of association provide that, subject to the U.K. Companies Act 2006, we shall indemnify, out of our assets, any director of the Company or any associated company against all losses, liabilities and expenditures which he or she may sustain or incur in the execution of the duties of his or her office or otherwise in relation thereto.

The relevant provisions under the U.K. Companies Act 2006 are Sections 205, 206, 232, 233, 234, 235, 236, 237, 238 and 1157.

Section 205 provides that a company can provide a director with the funds to meet expenditures incurred or to be incurred in defending any criminal or civil proceedings or in connection with any application under sections 661(3) and 661(4) (acquisition of shares by innocent nominee) or section 1157 (described below). Such financial assistance must be repaid if the director is convicted, judgment is found against such director or the court refuses to grant the relief on the application.

Section 206 provides that a company can provide a director with the funds to meet expenditures incurred or to be incurred by him or her in defending in an investigation by a regulatory authority, or against action proposed to be taken by a regulatory authority, in connection with any alleged negligence, default, breach of duty or breach of trust by him or her in relation to the company or an associated company.

Section 232 provides that any provision to exempt to any extent a director from liability from negligence, default, breach of duty or trust by him or her in relation to the company is void. Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of the company or an associated company against any such liability is also void unless it is a qualifying third party indemnity provision.

Section 233 permits liability insurance, commonly known as directors’ and officers’ liability insurance, purchased and maintained by a company against liability for negligence, default, breach of duty or breach of trust in relation to the company.

Pursuant to Section 234, an indemnity is a qualifying third party indemnity as long as it does not provide: (i) any indemnity against any liability incurred by the director to the company or to any associated company; (ii) any indemnity against any liability incurred by the director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature; and (iii) any indemnity against any liability incurred by the director in defending criminal proceedings in which he or she is convicted, civil proceedings brought by the company or an associated company in which judgment is given against such director or where the court refuses to grant such director relief under an application under sections 661(3) and 661(4) (acquisition of shares by innocent nominee) or its power under section 1157 (described below).

Section 235 allows a company to provide an indemnity to a director if the company is a trustee of an occupational pension scheme, with such indemnity to protect against liability incurred in connection with the company’s activities as trustee of the scheme.

Any indemnity provided under Section 234 or Section 235 in force for the benefit of one or more directors of the company or an associated company must be disclosed in the directors’ annual report in accordance with Section 236 and copies of such indemnification provisions made available for inspection in accordance with Section 237 (and every shareholder has a right to inspect and request such copies under Section 238).

Section 1157 provides that in proceedings against an officer of a company for negligence, default, breach of duty or breach of trust, the court may relieve such officer from liability if it appears to the court that such officer may be liable but acted honestly and reasonably and that having regard to all the circumstances of the case, such officer ought fairly to be excused. Further, an officer who has reason to apprehend that a claim of negligence, default, breach of duty or breach of trust will or might be made against him or her, such officer may apply to the court for relief, and the court will have the same power to relieve such officer as it would if the proceedings had actually been brought.

A court has wide discretion in granting relief, and may authorize civil proceedings to be brought in the name of the company by a shareholder on terms that the court directs. Except in these limited circumstances, English law does not generally permit class action lawsuits by shareholders on behalf of the company or on behalf of other shareholders.

We expect to enter into deeds of indemnification with each of our directors and executive officers. Pursuant to these agreements, we agree to indemnify these individuals to the fullest extent permissible under English law against liabilities arising out of, or in connection with, the actual or purported exercise of, or failure to exercise, any of his or her powers, duties or responsibilities as a director or officer, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also agree to use all reasonable endeavors to provide and maintain appropriate directors’ and officers’ liability insurance (including ensuring that premiums are properly paid) for their benefit for so long as any claims may lawfully be brought against them.

We have obtained and expect to continue to maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities that might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not we would have the power to indemnify such person against such liability under the provisions of English law.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

Exhibit Number	Description	Filed Herewith
3.1	Articles of Association of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1/A filed on July 23, 2018)

4.1	Form of Ordinary Shares Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A filed on July 25, 2018)

4.2	DTZ Jersey Holdings Limited Management Equity Incentive Plan (incorporated by reference to Exhibit 10.26 to the Registrant’s Registration Statement on Form S-1/A filed on July 13, 2018)

4.3	Form of DTZ Jersey Holdings Limited Restricted Stock Unit Grant Agreement (incorporated by reference to Exhibit 10.30 to the Registrant’s Registration Statement on Form S-1/A filed on July 13, 2018)

4.4	Cushman & Wakefield plc 2018 Omnibus Management Share and Cash Incentive Plan (incorporated by reference to Exhibit 10.24 to the Registrant’s Registration Statement on Form S-1/A filed on July 23, 2018)

4.5	Cushman & Wakefield plc 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan (incorporated by reference to Exhibit 10.25 to the Registrant’s Registration Statement on Form S-1/A filed on July 23, 2018)

4.6	Side Letter between Brett White and Cushman & Wakefield Global, Inc., dated June 8, 2018 (incorporated by reference to Exhibit 10.41 to the Registrant’s Registration Statement on Form S-1/A filed on July 13, 2018)

4.7	Form of DTZ Jersey Holdings Limited Management Stockholders’ Agreement (incorporated by reference to Exhibit 10.32 to the Registrant’s Registration Statement on Form S-1/A filed on July 13, 2018)

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP	x

23.1	Consent of KPMG US LLP, Independent Registered Public Accounting Firm	x

23.2	Consent of Ernst & Young LLP, Independent Auditors	x

23.3	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1)	x

24.1	Powers of Attorney (included on signature page)	x

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description	Method of Filing

3.1	Articles of Association of the Registrant	Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1/A filed on July 23, 2018

4.1	Form of Ordinary Shares Certificate	Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A filed on July 25, 2018

4.2	DTZ Jersey Holdings Limited Management Equity Incentive Plan	Incorporated by reference to Exhibit 10.26 to the Registrant’s Registration Statement on Form S-1/A filed on July 13, 2018

4.3	Form of DTZ Jersey Holdings Limited Restricted Stock Unit Grant Agreement	Incorporated by reference to Exhibit 10.30 to the Registrant’s Registration Statement on Form S-1/A filed on July 13, 2018

4.4	Cushman & Wakefield plc 2018 Omnibus Management Share and Cash Incentive Plan	Incorporated by reference to Exhibit 10.24 to the Registrant’s Registration Statement on Form S-1/A filed on July 23, 2018.

4.5	Cushman & Wakefield plc 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan	Incorporated by reference to Exhibit 10.25 to the Registrant’s Registration Statement on Form S-1/A filed on July 23, 2018

4.6	Side Letter between Brett White and Cushman & Wakefield Global, Inc., dated June 8, 2018	Incorporated by reference to Exhibit 10.41 to the Registrant’s Registration Statement on Form S-1/A filed on July 13, 2018.

4.7	Form of DTZ Jersey Holdings Limited Management Stockholders’ Agreement	Incorporated by reference to Exhibit 10.32 to the Registrant’s Registration Statement on Form S-1/A filed on July 13, 2018

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP	Filed herewith.

23.1	Consent of KPMG US LLP, Independent Registered Public Accounting Firm	Filed herewith.

23.2	Consent of Ernst & Young LLP, Independent Auditors	Filed herewith.

23.3	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1)	Filed herewith.

24.1	Power of Attorney	Included on signature page.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 16, 2018.

CUSHMAN & WAKEFIELD plc

By:	/s/ Brett White
Name:	Brett White
Title:	Director, Executive Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each officer and director of Cushman & Wakefield plc whose signature appears below constitutes and appoints Brett White and Duncan Palmer, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Brett White Brett White	Director, Executive Chairman and Chief Executive Officer (Principal Executive Officer and Authorized Representative in the United States)	August 16, 2018

/s/ Duncan Palmer Duncan Palmer	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 16, 2018

/s/ Rajeev Ruparelia Rajeev Ruparelia	Director	August 16, 2018

/s/ Qi Chen Qi Chen	Director	August 16, 2018

/s/ Lincoln Pan Lincoln Pan	Director	August 16, 2018

/s/ Timothy Dattels Timothy Dattels	Director	August 16, 2018

/s/ Jonathan Coslet Jonathan Coslet	Director	August 16, 2018

/s/ Billie Williamson Billie Williamson	Director	August 16, 2018